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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 19, 2000

                          Aircraft Income Partners L.P.
                          -----------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                                    --------
                 (State or Other Jurisdiction of Incorporation)

        0-17785                                          13-3430508
(Commission File Number)                    (I.R.S. Employer Identification No.)

5 Cambridge Center, 9th Floor, Cambridge, Massachusetts         02142
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(Address of Principal Executive Offices)                     (Zip Code)

                                (617) 234-3000
                                --------------
             (Registrant's Telephone Number, Including Area Code)

                                      N/A
            ------------------------------------------------------
(Former Name or Former Address, if Changed Since Last Report)



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Item 2.     Acquisition or Disposition of Assets

         On January 19, 2000, the Partnership sold its last remaining aircraft, a McDonnell Douglas DC-9-32, to an unaffiliated third party for a purchase price of $650,000. Net proceeds to the Partnership, after satisfaction of closing costs and brokerage fees were approximately $550,000. As a result of this sale, all of the Partnership's aircraft have been sold.

         At present, the action brought by First Security Bank, N.A., acting not in its individual capacity but solely as trustee under a trust agreement in which the Partnership is a beneficiary, against Continental Airlines, Inc. seeking damages for failed return conditions with respect to three aircraft previously leased to Continental is pending. In addition, as the Partnership previously disclosed, it has received notices of tax assessment aggregating approximately $1,923,000 from the State of Hawaii. The assessments relate to Hawaiian general excise tax alleged to be owed by the Partnership with respect to lease payments received by the Partnership from Aloha Airlines, Inc. and Hawaiian Airlines, Inc.

         As a result of the Continental action and the State of Hawaii proposed assessment, it is necessary for the Partnership to maintain its existence and to retain sufficient cash reserves to prosecute and defend these matters. It is anticipated that the current cash reserves of the Partnership are sufficient to enable the Partnership to make a cash distribution during 2000. However, due to the pending matters, there can be no assurance as to when the distribution will be made or the ultimate amount of the distribution.

         Upon the final completion of the Continental action and resolution of the State of Hawaii proposed assessment, the Partnership will be dissolved and its remaining cash distributed in accordance with the terms of the Partnership Agreement.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 24th day of January, 2000.

                  Aircraft Income Partners L.P.

                  By: Integrated Aircraft Fund Management Corp., Its General Partner


                           By: /s/ Michael L. Ashner
                              ----------------------
                                   Michael L. Ashner
                                   President